BankAmerica Corporation
      Charlotte, NC 28255
      Tel 704 386-5000

      BankAmerica Corporation
      Pricing Supplement No. 0206 Dated         Rule 424(b)(2)
      November 30, 1998 (To Prospectus dated    File number: 333-51367
      May 21, 1998 and Prospectus
      Supplement dated November 16, 1998)

      Subordinated Medium-Term Notes, Series H
      Due Nine Months or More From Date of Issue
      Fixed Rate Notes

      Principal Amount:                        $  25,000,000.00
      Issue Price:                                          100%(1)
      Commission or Discount:     2.330 %      $     582,500.00
      Proceeds to Corporation:   97.670 %      $  24,417,500.00

      Agent:                   Merrill Lynch & Co., as Principal (1)

      Original Issue Date:     December 17, 1998

      Stated Maturity Date:    December 17, 2018

      Cusip #:                 06606P-AA-7

      Form:                    Book entry only

      Interest Rate:           6.150% per annum

      Interest Payment Dates:  Monthly, 17th of each month, commencing on
                               January 17, 1999

      Minimum Denominations:   The Notes will be issued in denominations
                               of $1,000 and integral multiples thereof.

      Discount Note?                                       No


      May the Notes be redeemed by the Corporation prior to
      maturity?                                            Yes (See Below)

      The notes will be subject to redemption at the option of the Corporation, in whole, on the Interest Payment Date occurring December 17, 2003 and on any Interest Payment Date occurring in June or December thereafter at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice, as described in the Prospectus Supplement.

      May tahe notes be repaid prior to maturity at the option
      of the holder?                                        No

      1): Notes purchased by the Agent as principal may be resold to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by Merrill Lynch & Co.